As filed with the Securities and Exchange Commission on March 26, 2018

Registration Statement No. 033-58839

Registration Statement No. 333-25539

Registration Statement No. 333-35646

Registration Statement No. 333-104960

Registration Statement No. 333-104961

Registration Statement No. 333-150931

Registration Statement No. 333-168849

Registration Statement No. 333-182834

Registration Statement No. 333-195715

Registration Statement No. 333-208214

Registration Statement No. 333-211376

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 033-58839

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-25539

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-35646

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-104960

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-104961

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150931

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168849

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-182834

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-195715

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-208214

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211376

UNDER

THE SECURITIES ACT OF 1933

SNYDER’S-LANCE, INC.

(Exact name of registrant as specified in its charter)

North Carolina	0-398	56-0292920
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte North Carolina, 28277

(704) 554-1421

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan

Diamond Foods, Inc. 2015 Equity Incentive Plan

Diamond Foods, Inc. 2005 Equity Incentive Plan

Snyder’s-Lance Inc. 2014 Director Stock Plan

Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan

Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan

Lance, Inc. 2008 Director Stock Plan

Lance, Inc. 2003 Director Stock Plan

Lance, Inc. 2003 Key Employee Stock Plan

Lance, Inc. 1997 Incentive Equity Plan

Lance, Inc. 1995 Nonqualified Stock Option Plan for Non-Employee Directors

(Full title of the plans)

Adam G. Ciongoli

Senior Vice President and

General Counsel

Campbell Soup Company

One Campbell Place

Camden, New Jersey 08103-1799

(856) 342-4800

(Name, address and telephone number of agent for service)

Copies to:

Michael J. Aiello, Esq.

Eoghan P. Keenan, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act . ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Snyder’s-Lance, Inc., a North Carolina corporation (the “Company”), remove from registration any and all shares of common stock, par value $0.83-1/3 per share, of the Company (“Common Stock”), remaining unsold and any other securities issuable by the Company under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-211376), filed with the Commission on May 13, 2016, pertaining to the registration of 6,574,285 shares of Common Stock, relating to the Snyder’s-Lance, Inc. 2016 Key Employee Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-208214), filed with the Commission on March 1, 2016, pertaining to the registration of 3,272,893 shares of Common Stock, relating to the Diamond Foods, Inc. 2005 Equity Incentive Plan and Diamond Foods, Inc. 2015 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-195715), filed with the Commission on May 6, 2014, pertaining to the registration of 400,000 shares of Common Stock, relating to the Snyder’s-Lance Inc. 2014 Director Stock Plan.

•	Registration Statement on Form S-8 (No. 333-182834), filed with the Commission on July 25, 2012, pertaining to the registration of 500,000 shares of Common Stock, relating to the Snyder’s-Lance, Inc. 2012 Associate Stock Purchase Plan.

•	Registration Statement on Form S-8 (No. 333-168849), filed with the Commission on December 8, 2010, pertaining to the registration of 3,296,105 shares of Common Stock, relating to the Snyder’s of Hanover, Inc. Non-Qualified Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-150931), filed with the Commission on May 15, 2008, pertaining to the registration of 200,000 shares of Common Stock, relating to the Lance, Inc. 2008 Director Stock Plan.

•	Registration Statement on Form S-8 (No. 333-104961), filed with the Commission on May 2, 2003, pertaining to the registration of 50,000 shares of Common Stock, relating to the Lance, Inc. 2003 Director Stock Plan.

•	Registration Statement on Form S-8 (No. 333-104960), filed with the Commission on May 2, 2003, pertaining to the registration of 1,500,000 shares of Common Stock, relating to the Lance, Inc. 2003 Key Employee Stock Plan.

•	Registration Statement on Form S-8 (No. 333-35646), filed with the Commission on April 26, 2000, pertaining to the registration of 1,500,000 shares of Common Stock, relating to the Lance, Inc. 1997 Incentive Equity Plan.

•	Registration Statement on Form S-8 (No. 333-25539), filed with the Commission on April 21, 1997, pertaining to the registration of 1,500,000 shares of Common Stock, relating to the Lance, Inc. 1997 Incentive Equity Plan.

•	Registration Statement on Form S-8 (No. 033-58839), filed with the Commission on April 21, 1997, pertaining to the registration of 300,000 shares of Common Stock, relating to the Lance, Inc. 1995 Nonqualified Stock Option Plan for Non-Employee Directors.

On March 26, 2018, the Company, Campbell Soup Company, a New Jersey corporation (“Campbell”) and Twist Merger Sub, Inc., an indirect wholly-owned indirect subsidiary of Campbell (“Merger Sub”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into the Company (the “Merger”) with the Company surviving the Merger as an indirect wholly-owned subsidiary of Campbell. The Merger became effective on March 26, 2018 (the “Effective Time”) pursuant to the Articles of Merger filed with the Secretary of State of the State of North Carolina.

At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Common Stock owned directly by Campbell or Merger Sub and (ii) shares owned by any direct or indirect wholly-owned subsidiary of the Company, in each case of (i) and (ii) other than shares held in fiduciary or agency capacity that are beneficially owned by third parties) was converted into the right to receive $50.00 in cash, without interest, less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration any and all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, State of New Jersey, on March 26, 2018.

SNYDER’S-LANCE, INC.

By:	/s/ Tara L. Smith
	Name:	Tara L. Smith
	Title:	Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.